Exhibit 99.1

419 WEST PIKE STREET    •    P.O. BOX 629    •    JACKSON CENTER, OHIO 45334-0629

    PHONE 937-596-6849    •    FAX 937-596-7937

NEWS RELEASE

Date:         May 2, 2012

Contact:    Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES PRELIMINARY SALES FOR THIRD QUARTER AND NINE MONTHS;

BACKLOG, CASH AND INVESTMENTS

Thor Industries, Inc. (NYSE:THO) announced today preliminary sales, backlog, and cash, cash equivalents and investments for the third quarter and nine months ended April 30, 2012.

Preliminary consolidated sales in the third quarter were $925,351,000, up 9% from $852,059,000 in the third quarter last year. RV sales in the quarter were $806,460,000, up 9% from $742,797,000 in the third quarter of 2011. Bus sales in the quarter were $118,891,000, up 9% from $109,262,000 in the third quarter last year.

Consolidated sales in the nine months ended April 30, 2012 were $2,195,321,000, up 11% from $1,984,970,000 in the prior year period. RV sales in the nine months ended April 30, 2012 were $1,869,115,000, up 11% from $1,686,471,000 in the prior year period. Bus sales in the nine months ended April 30, 2012 were $326,206,000, up 9% from $298,499,000 in the prior year period.

Cash, cash equivalents and investments on April 30, 2012 were $149 million.

Consolidated backlog on April 30, 2012 was $684 million, compared to $633 million last year. RV backlog was $448 million, up 5% from $427 million last year. Bus backlog was $236 million, up 15% from $206 million last year.

“Thor’s top line sales performance continues to be strong in both our RV and bus businesses, pulled by solid retail RV activity through the spring and an improving bus market,” said Peter B. Orthwein, Thor Chairman, CEO & President. “However, our businesses were impacted by an elevated promotional environment driven by aggressive competition. This is resulting in the compression of our margins,” he added.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.